CORPORATE PARTICIPANTS

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Kevin B. Reid Sturm, Ruger & Company, Inc. - VP, General Counsel & Corporate Secretary

Thomas A. Dineen Sturm, Ruger & Company, Inc. - Senior VP, Treasurer & CFO

CONFERENCE CALL PARTICIPANTS

Brian Gary Rafn Morgan Dempsey Capital Management, LLC - Principal, Director of Research and Lead Portfolio Manager

Rommel Tolentino Dionisio Aegis Capital Corporation, Research Division - MD of Equity Research

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q4 2018 Sturm, Ruger Earnings Conference Call. (Operator Instructions) As a reminder, this conference call is being recorded.

I would now like to introduce your host for today's conference, Mr. Chris Killoy, President and Chief Executive Officer. Sir, you may begin.

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Thank you. Good morning, and welcome to the Sturm, Ruger & Company Year-End 2018 Conference Call. I would like to ask Kevin Reid, our General Counsel, to read the caution on forward-looking statements. Then Tom Dineen, our Chief Financial Officer, will give an overview of the fourth quarter and 2018 financial results, and then I will discuss our operations and the state of the market, after that we'll get to your questions. Kevin?

Kevin B. Reid Sturm, Ruger & Company, Inc. - VP, General Counsel & Corporate Secretary

Thanks, Chris. We want to remind everyone that statements made in the course of this meeting that state the company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time-to-time in the company's SEC filings, including but not limited to the company's report on Form 10-K for the year ended December 31, 2018, and, of course, on the Forms 10-Q for the first, second and third quarters of 2018. Copies of these documents may be obtained by contacting the company or the SEC or on the company website at ruger.com/corporate or, of course, the SEC website at sec.gov. We reference non-GAAP EBITDA. Please note that the reconciliation of GAAP net income to non-GAAP EBITDA can be found in our form 10-K for the year ended December 31, 2018, and our Forms 10-Q for the first 3 quarters of 2018, which are also posted on our website. Furthermore, the company disclaims all responsibility to update forward-looking statements. Chris?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Thank you, Kevin. Tom will now discuss the company's 2018 results.

Thomas A. Dineen Sturm, Ruger & Company, Inc. - Senior VP, Treasurer & CFO

Thanks, Chris. For 2018, net sales were $495.6 million and diluted earnings were $2.88 per share. For 2017, net sales were $522.3 million and diluted earnings were $2.91 per share. Our 2018 EBITDA was $100.8 million or 20% of sales and our 2017 EBITDA was $112 million or 21% of sales. 2018 earnings per share benefited by the Tax Cuts and Jobs Act of 2017, which reduced our effective tax rate and increased earnings per share by $0.27 and the repurchase of 1.3 million shares of common stock in 2017, which increased earnings per share by $0.20.

The comparison of earnings per share between 2018 and 2017 was adversely impacted by $0.27 due to the change in the rates used to absorb overhead and direct labor expenses into inventory in each year. In 2018, improved manufacturing efficiencies and favorable leveraging decreased the carrying cost of inventory by $2 million and resulted in a corresponding increase to cost of products sold, which reduced 2018 earnings by $0.08. In 2017, decreased manufacturing efficiencies increased the carrying costs of inventory by $4.8 million and resulted in a corresponding decrease to cost of products sold, which increased 2017 earnings by $0.19.

It is counterintuitive, but improvements and efficiencies and favorable leveraging can have an adverse impact on our short-term performance. So at times, when our performance improves, the immediate P&L impact of the resulting decrease in the overall carrying cost of inventory can outweigh the benefit realized during the period.

For the fourth quarter of 2018, net sales were $121.1 million and diluted earnings were $0.69 per share. For the corresponding period in 2017, net sales were $118.2 million and diluted earnings were $0.59 per share.

For the fourth quarter of 2018, our EBITDA was $25 million or 21% of sales compared to the fourth quarter 2017 EBITDA of $22.6 million or 19% of sales.

The balance sheet. At December 31, 2018, our cash and short-term investments, which are invested in U.S. T-Bills totaled $152.8 million. Our current ratio was 3.3 to 1 and we have no debt. At December 31, 2018, stockholders' equity was $264.2 million, which equates to a book value of $15.14 per share, of which $8.75 per share was cash and short-term investments.

Cash flows. In 2018, we generated $120 million of cash from operations. We reinvested $11 million of that back into the company in the form of capital expenditures. This was a relatively light year for capital expenditures due to the timing of new product launches and the repurposing and relocation of machinery and equipment already on site. We estimate that capital expenditures in 2019 will be approximately $25 million. Our primary focus for investment will be new product development.

Cash returned to shareholders. In 2018, the company returned $19 million to its shareholders through the payment of dividends. Our Board of Directors declared a $0.28 per share quarterly dividend for shareholders of record as of March 15, 2019, payable March 29, 2019.

As a reminder, our quarterly dividend is approximately 40% of net income, and therefore, varies quarter-to-quarter. That's the financial update. Chris?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Thanks, Tom. In terms of demand, 2018 was a challenging year for the firearms industry. The National Instant Criminal Background Check System, or NICS, background checks, as adjusted by the Nationals Shooting Sport Foundation, decreased 6%, which indicates a modest overall decline in the firearms market. Despite this apparent reduction in overall industry, the estimated sell-through of the company's products from independent distributors to retailers in 2018 was essentially unchanged from 2017. We believe this is primarily due to strong demand for some of the company's products, particularly those that were introduced in December of 2017. In the area of new product development, we believe that new products remain a key driver of demand and likely the reason for outperformance of NICS in 2018.

Some of the new products launched in 2018 included the Ruger Precision Rifle in the Magnum calibers, the Ruger Precision Rimfire in Magnum calibers of 17 HMR and 22 mag. Hawkeye Long-Range Target 6.5 PRC, Custom Shop 10/22 Rifle and 1911 Pistol, several commemorative models to include 10/22 Collectors Series Rifle and the LCP 10th anniversary pistol. In the AR-556 platform, we had the MPR, the multi-purpose rifle in 450 Bushmaster and an optics-ready rifle. We also had an LCRx-357 revolver, the GP100 Match Champion revolver chambered in 10-millimeter caliber, the 1911 pistol in a stainless offshore model and a target 9-millimeter model and a stainless Scout Rifle in 450 Bushmaster. New products represented $145.6 million or 30% of firearms sales in 2018 compared to $137.8 million or 27% of firearms sales in 2017. Several new products introduced in 2017 contributed to this achievement, including the pistol caliber carbine, the LCP II pistol, the EC9s pistol, Security-9 pistol and the Precision Rimfire Rifle.

In 2018, we shipped well over 800 unique models in 40 major product families. Keep in mind, we had about 400 catalog models. Half of the models that we shipped last year were noncatalog models. These were derivatives of existing models featuring a different caliber, barrel length or finish. Some of these are distributors' closes and had been offer for many years due to the continuing strong demand, while others were new in 2018.

Regardless, these derivatives are not included in our new product sales total because we include only major new products that were introduced in the past 2 years. It's a pretty tough standard, but it helps us focus on the significant breakthrough new products. In terms of production and inventory. We review the estimated sell-through from the independent distributors to retailers as well as inventory levels at the independent distributors and in our warehouses, semimonthly to plan production levels and manage inventory levels. Total unit production in 2018 was essentially unchanged from 2017, although it did vary by product family. Our finished goods inventory decreased by 23,000 units and distributor inventories of our products decreased by 22,000 units during 2018.

In aggregate, total company and distributor unit inventory decreased by 10% in 2018. In terms of cash, our cash generation in 2018 was very strong. Our cash and short-term investment balance of $153 million is more than we need to support our normal daily operations. Nevertheless, our capital allocation philosophy has not changed. Our primary responsibility is stewardship of our shareholders' assets and the creation of shareholder value. We're continually looking for opportunities to generate strong returns with our capital. If we get to a point where we decide that we will not be able to employ our capital, we will return it to cash -- we will return the cash to our shareholders in the form of dividends. Those are the highlights of 2018. Operator, may we have the first question.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question comes Rommel Dionisio with Aegis.

Rommel Tolentino Dionisio Aegis Capital Corporation, Research Division - MD of Equity Research

Chris, I wonder if you could just give us your perspective in terms of this so much prolonged downturn. Usually, downturns in market historically have been 12, 18 months, something like that. And we're going on 2 years now. I wonder, if you can just give us your perspective on what it might take to sort of for the market to sort of snap out of this downturn.

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Well, Rommel, it's difficult to predict and, of course, we don't give forward-looking guidance. But I will tell you that it's a very competitive and challenging market out there right now. We're seeing a lot of promotional activity from competitors. We're starting to see some of the deals being offered. We thought there might be an uptick in demand following the midterm elections, that largely did not occur. And we see a lot of things going on, on political front that may drive demand in the near future. However, we have to remember there is still a pretty strong market overall, when we compare to where we were just a few years ago, where we're seeing a lot of demand for niche calibers, niche cartridges, certain categories experiencing good growth like Precision Rifle Category or pistol caliber carbine. So I think when people look at the overall market, I think the key is making sure you're flexible enough to be in the right categories and be continuing to stream with new product introduction to try to drive demand as best we can for Ruger products.

Rommel Tolentino Dionisio Aegis Capital Corporation, Research Division - MD of Equity Research

Okay. Fair enough. And maybe just a quick follow-up. Could you just relay any feedback from continuing our SHOT Show from a new product perspective or competitive perspective? Anything you'd like to point out that was noteworthy coming out of the show?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Sure. We had a very good SHOT Show. SHOT Show is a shooting, hunting and outdoor trade show, usually held in January of every year by the National Shooting Sports Foundation. And we -- it's a show primarily oriented towards retailers and manufacturers and distributors display there. And we are very pleased with the show. We had a variety of new products, most of which were launched just prior to the show, we typically don't hold off on new products to launch at the show. We introduced them before to make sure our retailers have a chance to write orders, particularly in the December season. So things like the -- continue to see strong demand on the products that were introduced throughout 2018 like the Precision Rimfire Rifle made in our North Carolina factory in 17 HMR and 22 Magnum. We also saw a very solid demand for the Precision Rifle in 338 Lapua and 300 Winchester Magnum calibers. So we're seeing that demand for some of those niche products. We are very pleased with the products that we had on display. In terms of competitive new products, didn't see anything necessarily that we found to be too exciting or revolutionary. I think most manufacturers are working hard to come up with those new products but not always on display at the SHOT Show. And I think everyone knows we -- if it's ready for the SHOT Show, we'll introduce it, if not, we'll hold off, and that's why we like to have new product introductions throughout the year, so stay tuned, as we say, for some exciting things are still in the works from Ruger.

Operator

(Operator Instructions) Our next question comes from Brian Rafn with Morgan Dempsey.

Brian Gary Rafn Morgan Dempsey Capital Management, LLC - Principal, Director of Research and Lead Portfolio Manager

Could you start off with kind of give a little recap on the kind of the cadence of business in the fourth quarter? Any color on the hunting season? And then did your Black Friday promotions and holiday kind of match your internal planning?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

I guess, I'll start with the Black Friday just from a calendar standpoint. Black Friday, I think, was a solid for us. We didn't see any last-minute changes in some years past. We've seen some of our Black Friday plans impacted by deals that were cut at the last minute by competitors. We didn't see that this year, so our plans were pretty solid and kind of executed as our national account team as laid out, which is good to see. And then going into December, couple of things that we saw, this year, we launched our programs on November 26. Now we did the same thing last year, we launched them at the very end of December or first week of -- very end of November, excuse me. And in years past, prior to last year, we had launched those typically in January. We announced them in the December, largely to give our retailers a chance to book those orders in advance of the holiday season as well as get a jump on some of the new products that we recently launched. So I would say, December was okay. It wasn't -- we had a good fourth quarter, as you saw. We did significantly better in terms of earnings. I think we're $0.69 versus $0.59 a year prior. And then in terms of sales, we were slightly ahead of sales from 2017, so we were pleased with how the quarter closed down.

Brian Gary Rafn Morgan Dempsey Capital Management, LLC - Principal, Director of Research and Lead Portfolio Manager

Yes, okay. You guys certainly highlight the new product development. And given that the markets have come a long way in sales and unit volumes, just through the Obama Administration and so just maintaining -- I can remember when you guys have million units shipped to the market by a commercial firearms, maybe it was a big deal now, your 1.6 coming up at 2.1. If you look at new product development, you guys do any priority routing in new designs between something that might be a breakthrough new frame versus just a caliber iterations? Do you schedule it differently to try to make an impact? Or do you just let the product development rollout as it stage?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Good question. We actually have a pretty deliberate process when we approach the big new product introductions, the big launches, they usually team -- full team of engineers, supply chain folks, manufacturing engineers as well as design staff. And those typically have a team attached to them, workers for a longer period of time. A lot of the derivatives that we talked about earlier are things that are frankly, built material changes. We're changing camel pattern, maybe a caliber, maybe a stock or something like that. Those are fairly easy to do, and so we have a separate group of folks that typically work on those. They are not always easy to build in the factory. We're very proud of the folks in our factories, have done a great job responding to the market demand for those, we call, special makeups or SMUs and that really keeps things exciting for our distributors and our retailers as well as hopefully allows both of our distributor and retailer level to get a few extra points of margin for something that's a little bit different, little bit unique that may be the other gun store down the road doesn't have. So those typically 2 separate efforts that we work on, the big new product platforms, as we call them, and the derivatives or special makeups.

Brian Gary Rafn Morgan Dempsey Capital Management, LLC - Principal, Director of Research and Lead Portfolio Manager

Yes. When you look at your engineering teams, I just go by historically numbers you have, but I think about 140 employees in that research group and we can attract maybe 85 or 90 or up about 100 of these engineering guys. Are you doing any hiring in that area? Are you expanding it? You keeping it the same? You guys have kind of rolled off your part time job. And I'm just wondering, if you're doing any adding to the engineering side in hiring headcount.

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

We're actually always looking for good solid design engineers. We have a couple specific needs, I think, right now, in the manufacturing engineering side. But right now, we've got a pretty stable platform of folks at all 3 facilities. One of the things we're having the 3 facilities that provide some opportunities for us to work together across factory. We make extensive use of our talent regardless of where they are. So even though the pistol project on the boards might be plan to be built in Prescott that doesn't mean we don't have folks in both Mayodan and Newport working on the design. So we've gotten very flexible in kind of working together and collaboratively working with some of the technology systems that are available to us, to engineers at all locations.

Brian Gary Rafn Morgan Dempsey Capital Management, LLC - Principal, Director of Research and Lead Portfolio Manager

Yes. You talked a little bit in your opening comments about -- you're starting to see more discounting and that. Are you seeing it for the levels that you saw in 2017 and I'm thinking of you saw some 30% off MSRP pushing 40%? Are you seeing extreme discounting or are you just seeing kind of on a year-over-year that it's kind of reaccelerating?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

No. To be honest, nothing like we saw in some of those periods during 2017. I think inventories are in a lot better shape. You saw in our inventories down both at distributor and at Ruger for the finished goods inventory. And by and large, it's a pretty balanced inventory. We don't see any big piles of inventory of things if people are trying to move out quickly. In terms of competitive inventory, obviously, we don't have visibility of that. But we're not seeing levels of discounting in promotional activity that we saw in some periods of 2017.

Brian Gary Rafn Morgan Dempsey Capital Management, LLC - Principal, Director of Research and Lead Portfolio Manager

Got you. You spoke a little bit too about some of the -- what the political actions on that maybe a kind of a refocus on the democratic side for gun control state-by-state. If you look at your ending inventory, I think, it's 80,300 with you and 2,299,700 in the wholesale. Would you say that those are denominated in models that might be up high traffic, if something were to pivot on the political side?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

It's a combination actually. We have a limited number of SKUs that we're really focused on. We think of the inventory that we desired to have on hand. Some of that is these things we know we had seen a surge in demand on before. Some of that is really our bread-and-butter product like the 10/22 RB, the model 1103, which is a staple at both independents and national accounts throughout the country. So it's a combination of our bread-and-butter SKUs and a few that we think may have some surge capability down the road.

Brian Gary Rafn Morgan Dempsey Capital Management, LLC - Principal, Director of Research and Lead Portfolio Manager

Okay. And then have you done inventory building on the new product development that has obviously 30% of sales in 2018. Would that be a higher unit volume denominated inventory?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

What we typically do is, we'll ramp up as you would expect, when you launch a product, the demand is at its high and you're typically still ramping up to full production. So what you try to do is come up with a manageable number for that product launch, be it if it's a niche product, it might be 1,000 units, other guns might be as much as 5,000 or 10,000 units, to have that available at the time of launch. That's kind of an ideal state that doesn't always happen, sometimes the ramp goes slower than you'd like. But that's -- what we try to do is always have more laying out our product launch plans in addition to things like cost targets, gross margin targets. We also have launch quantity as one of the key metrics that we're trying to keep an eye on to make sure we can satisfy what we think will be that initial level of demand.

Brian Gary Rafn Morgan Dempsey Capital Management, LLC - Principal, Director of Research and Lead Portfolio Manager

Got you. Got you. Chris, you talked a little bit about kind of the post SHORT Show your observations. What would you say was kind of the sense of, is there a guarded optimism? Is it a pessimism? Certainly, looking back over the 2012, '13, '14, '15, you've had AR-10, 15s run, you had these pocket or palm guns that have done so well, what was your takeaway kind of from your sense of conversations with retailers, maybe even competitors and those that were at SHOT Show?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

I guess, may be you could sum it up as a guarded optimism, but I'd say, there are some things that aren't necessarily in our category that still concern us, for example, the ammunition categories one that we don't participate in, but there's a lot of discounting out there, there's a lot of things that we don't necessarily participate indirectly, but that impact us. We are seeing even in categories like the MSR, the modern sporting rifle. We're seeing very good success on our end with products like the 450 Bushmaster and the optics-ready AR-556 as well as we're still seeing solid support for our model 8500, our bread-and-butter gun made in Mayodan, North Carolina, but the niche products and the line extensions are really key to keeping volumes up and grabbing market share. So we continue to focus on that. We've got some exciting things in the works down the road. And I think -- from Ruger standpoint, we've got -- we know new products are what's going to keep margins up as well as keep the excitement at the distributor and dealer level. So that's really where our focus is.

Brian Gary Rafn Morgan Dempsey Capital Management, LLC - Principal, Director of Research and Lead Portfolio Manager

Just one more and get back in line. Did you repurpose any machinery or tooling in the fourth quarter? And how much of that would you say 2018 was a fairly sizable year for repurpose and tooling?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

2018 was probably a record for Ruger in terms of repurposing equipment, moving CNC machines, both within a plant and from plant to plant. I was very pleased we have the operations folks did that. We kept -- even though we have a sizable cash balance, we -- they were very disciplined in terms of looking for existing equipment, and so we've got several lines for new products that are in the works where basically all the CNC equipment has been repurpose from other lines and then certainly we have new fixtures, tools and gauges, but the operations folks have done an outstanding job moving that equipment both inside the building and then between plants when necessary to support new product launches and also line rebalance and where we got one line that maybe growing in one plant and shrinking in another.

Operator

(Operator Instructions) And our next question will be from Brian Rafn with Morgan Dempsey.

Brian Gary Rafn Morgan Dempsey Capital Management, LLC - Principal, Director of Research and Lead Portfolio Manager

It was a short line. Let me ask you. What are you guys -- did you guys kind of level loaded at 1.6 million in production, you bought 400,000 a quarter. What are you guys, right now, running kind of labor shifts, over time at Newport Prescott, Arizona and Mayodan? What's your labor shifts look like?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Well, I mean, tough to project, but really it depends on the product line. Most of our lines typically we size the line for 2 shifts, so we can balance that. There are certain operations that run 3 shifts, but usually, that's not the norm. 2 shifts is probably the norm and that's not all lines. We got a couple of mixed lines that are one shift only, but whereas where we try to -- on a new product line, we try to size it in terms of what's our max capacity for one shift, what's our max capacity for a second shift and that's part of our thinking when we do our planning, every 2 weeks our SIOP planning, sales, inventory, operations, planning, we typically think about guns that are needed per day, so we think about SIOP rate of guns per day that we're building, what's the 90-day projection that we're planning and where we're forecasting or seeing down the road and also a max capacity number. So if we've got a line that's at 500 a day and we see that the max capacity is 600, we would have the operations folks say go ahead and free up machines beyond that 600 unit capacity, so we're constantly looking at that, narrowing in terms of what we're building, but what we're planning for and how we size the factories and size the different product lines.

Brian Gary Rafn Morgan Dempsey Capital Management, LLC - Principal, Director of Research and Lead Portfolio Manager

Got you. Got you. As we kind of come down from the peak, I think you guys have $2.1 million 1-year in units, it gives you a little more freedom to look at Six Sigma and efficiency, certainly, new product development. What -- as we kind of gotten away from the peak cycle, what are some of the things that you guys might be doing on an operations basis, so where you're not running at Devcon 1 or you're going full out?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Well, I would tell you, at the factory level, they're still running pretty hard. I mean, some of those levels or headcount levels have come down in some areas, so the factory folks are doing an outstanding job, satisfying demand. But I would tell you, one of the key things that are lean business operations is the amount of daily kaizen to go on. And the daily kaizen, I mean, I get copied on every single one, and it's so impressive looking at where folks are coming up with -- sometimes it's big time cost savings and efficiencies, other times, it's making the workplace just a safer and better place to work at. And other times, it's ergonomic factors, but the daily kaizen events that go on and initiatives are really key to that continuous improvement that we're hoping for and that we're striving for and they do a -- folks do a great job in all areas at Ruger when you look at the daily kaizen initiative as well as our big kaizen events we'll schedule a week at a time, maybe to do a deep dive in one particular line or one particular operation.

Brian Gary Rafn Morgan Dempsey Capital Management, LLC - Principal, Director of Research and Lead Portfolio Manager

Got you. Got you. And then there is a couple of legacy -- the mini foundries up at Newport, I think you're running 2 and what's kind of the status of the old legacy, the integrated furnace or foundry?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

The 2 rollover furnaces or mini foundries are running extremely well. Not planning to add a third one at this point in time. We could, but we're not planning to add that. The 2 is sufficient for our current needs. And we still have a few aspects of the legacy foundry in operation, primarily to manage the river or the trees that are used when you think about how you're forecasting. You might have 10 pieces to come off one tree, some of the remnants of that process we use in the legacy foundry. And there were a handful of parts that are still over there, but that's really fill the small percentage of our business fill through the legacy foundry, everything else through the 2 mini foundries.

Brian Gary Rafn Morgan Dempsey Capital Management, LLC - Principal, Director of Research and Lead Portfolio Manager

Mini foundries, yes. Is there -- and I've asked this before, is there any thought to quoting the rollover mini foundry out at Prescott or 1 down in Mayodan?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

We looked at it. Right now, we're satisfied with how we've got a balance with demand. We've got a couple of our operations that are vertically integrated in addition to our investment (inaudible) foundation -- foundry in Newport, New Hampshire. We also have Ruger Precision Metals out of East St. Louis and in Missouri and -- excuse me, City Missouri. And they've done an outstanding job for us as well, making the metal injection molding parts. So those are 2 areas in addition to things like our own integrated woodshop. But right now, it seems to make sense to leave them where they are. We have the opportunity down the road to move those elements in one of the factories, but at least for the time being, we are to leave them where they are.

Brian Gary Rafn Morgan Dempsey Capital Management, LLC - Principal, Director of Research and Lead Portfolio Manager

Got you. Your offer is from the Ruger Custom Shop, the Doug Koenig 1911 and then you have a 10/22 , is that a marketing strategy to create maybe a different tier from just the production guns versus something that might be Les Baer or Wilson Combat and kind of what are your thoughts there on that Ruger Custom Shop? How you're going to build out? Is these selective launches, Chris, or is there going to be 5 years out of 3, 4 gun line coming out of the Ruger Custom Shop?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Well, it's -- right now, it is pretty selective. We start with 1911 and 1911, of course, today is a crowded field, especially the high-end custom pistol market, you mentioned a couple of great pistol makers out there, and so that's tough competition. But we've been very pleased with working with Doug Koenig who's captain of our professional shooting team, so at the same time standing up our proshooting team as well as doing more on the custom gun line, between 1911 now we've got the 10/22 and, of course, 10/22 is like the small block chevy, it's been customized by everyone over the years and really a great platform, so we wanted to make sure that we're leading the way in some of those custom gun initiatives. We've got some other great platforms that you'll be seeing from us in the not-too-distant future that are, I think, will be great Custom Shop offerings. We want to make sure we do it right. So it's not a -- it's not something we're trying to flood the market with, with a lot of SKUs. Right now, we're trying to do it slow and make sure if we launch a custom shop model then it's really got the value that needs to have to represent not only the Ruger brand, but that extra level that I think our customers are going to expect over the years from the custom shop.

Brian Gary Rafn Morgan Dempsey Capital Management, LLC - Principal, Director of Research and Lead Portfolio Manager

Yes, okay. I appreciate the comment. On the police and the military side, any increasing demand precision rifle, the SR-762, 556, what -- it's never been a huge part of your business portfolio, but it is kind of leading edge, high end relative to performance, what's kind of your -- for 2018, say, on the police and military side?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Well, even though we don't participate in a big way in the duty weapon category, we've seen very strong demand on the Precision Rifle products. As well as some demand for the actually the pistol caliber carbine, and then in the law enforcement backup and off-duty weapon, we do extremely well, a lot of these are sold through the traditional law enforcement channels and often times depending on departmental procedures and policies don't go through centralized purchasing department. It may be an authorized duty list. so we work very hard to make sure products like the LCP, the LCR, the EC9s, guns like that, that are ideal backup and off-duty guns for our law enforcement professionals are included in those rosters. So that's a -- we've done very well with that over time.

Brian Gary Rafn Morgan Dempsey Capital Management, LLC - Principal, Director of Research and Lead Portfolio Manager

Got you. You guys have talked about your special makeups or whatever, has that the increasingly -- and I think, you've got some 800 variants you talked about it's 380 or 400 catalog listings, is -- as we go forward in this, more of a normalized gun markets. Are the dealer specials and maybe like the package guns, does that become more and more important?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Absolutely. We've even done some special makeups down for individual retailers, some of the bigger independents and certainly some of the national chains have their own special makeups that they like to work with and that's been a key strength of Ruger. I mean, flexibility we have now, be it products like cerakote, the camouflage dipping process, as well as our ability to make infinite number of barrel combinations, stock combinations, that's really been a key factor in our success and I see that increasing. Certainly, this year, I think that will be a key factors as we go forward in the near future, and that -- again, very pleased with how that's gone. Folks on the operations side have done a great job, supporting the sales staff for those special makeups.

Brian Gary Rafn Morgan Dempsey Capital Management, LLC - Principal, Director of Research and Lead Portfolio Manager

A little bit, turn on the commodity feedstock side. Any raw materials issue in commodity inflation, steel, oils, woods, waxes, resins, green sands, or anything you're seeing on a kind of a cost of goods sold basis?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

The only thing as it relates to the steel, which you imagine, Brian, is we've not been impacted directly by the steel tariffs that are in place because we already source the vast majority of our raw materials domestically. However, the tariffs have impacted us in directly. In the case of steel, we've been sourcing our steel domestically for decades. The tariffs have made domestic steel more attractive, so demand has risen tremendously as manufactures who have been getting the steel from offshore sources look to find domestic sources. So we've seen price increases and some shortages of raw materials. Our purchasing folks are doing a great job, working closely with our suppliers to ensure we have a good supplier of inventory to support production needs. And we all believe production will be impacted, but it's a tighter inventory situation than we've seen in the past and certainly, that we'd like to see.

Operator

I would now like to turn the call back over to Chris Killoy for any closing remarks.

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

In closing, I would like to thank you all for your continued interest in Ruger. I encourage all of you to read the report we prepared in response to last year's shareholder proposal, which is filed with the SEC in a Form 8-K on February 8, 2019. It's also available on our website in the Investor Relations section. And finally, I would like to thank all our customers and 1,800 hard-working members of the Ruger team, who design and manufacture reliable firearms every day, in our American factories. I look forward to seeing many of you at our 2019 Annual Meeting on Wednesday May 8 in New London, New Hampshire.

Operator

Ladies and gentlemen, thank you for participating. In today's conference. This does conclude today's program. You may all disconnect. Everyone, have a great day.

DISCLAIMER

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Briefs are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT BRIEFS REFLECTS THOMSON REUTERS'S SUBJECTIVE CONDENSED PARAPHRASE OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT BRIEF. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

©2019 Thomson Reuters. All Rights Reserved.